Exhibit 99.1

ATK Adopts Share Purchase Rights Plan and “TIDE” Review Policy

Minneapolis, May 8, 2002 - The board of directors of ATK (Alliant Techsystems, NYSE: ATK) has adopted a new share purchase rights plan that provides for rights to be issued to stockholders of record on May 28, 2002. The new rights plan simply replaces ATK’s former rights plan, which expired in September 2000. The action was not taken in response to any takeover proposal.

The board also adopted a Three-Year Independent Director Evaluation (“TIDE”) policy that requires a committee comprised solely of independent directors to review the rights plan at least once every three years to determine whether to modify the plan in light of all relevant factors.

Under the plan, the rights will initially trade together with ATK common stock and will not be exercisable. In the absence of further board action, the rights generally become exercisable and allow the holder to acquire ATK common stock at a discounted price only if a person or group acquires 15 percent or more of the outstanding shares of ATK common stock. The rights under the rights plan held by persons that exceed this threshold will be void.

ATK is a $2 billion aerospace and defense company with leading positions in propulsion, composite structures, munitions, and precision capabilities. The company, which is headquartered in Edina, Minn., employs approximately 11,600 people and has three business groups: Aerospace, Precision Systems, and Ammunition. ATK news and information can be found on the Internet at www.atk.com.